Exhibit 10.35

Internal Offer Term Sheet
For
President, Products Aftermarket & Integrated Solutions

Penny Sherrod-Campanizzi
Effective:  10/1/12

1.                                      Position — President, Products Aftermarket & Integrated Controls Solutions.  You will office from the KW-CC South Bend location.

2.                                      Base Salary — $302,000 annually (bi-weekly payroll).

3.                                      Incentive Opportunity — You will continue to participate 100% in the Global Power ICP plan at a target level of 55% through the end of 2012.  The split between Global Power and your Business Units financial performance will be determined in 1st quarterfor 2013, however, the 55% target level will remain unchanged.

4.                                      Equity Grants — You will continue to be eligible for equity grants as determined by the Board of Directors.

5.                                      Vacation and Benefits — You will continue accruing vacation at the four week level.  Standard Company benefits package as currently offered.

6.                                      Housing Reimbursement — You will be provided a monthly housing stipend of $1,500.  This will be considered as income and you will be accountable for the associated taxes.

7.                                      Severance — If your employment with the Company is terminated by the Company without cause and you execute a timely Release, the Company will pay you in accordance with the provisions stated below.

•                                          Continuation of Base Salary will occur at the salary rate in effect immediately before the Termination Date through the first anniversary of the Termination Date.  The salary continuation payments will be made at the same times as salary payments would have been made to you if your employment with the Company had continued through the first anniversary of the Termination Date.

•                                          If and only if the Termination Date is at least three full months after the beginning of the ICP Bonus Year within which the Termination Date falls, a lump sum amount (a “Pro Rata Annual Bonus”) equal to a pro rata portion of the full year annual bonus under the ICP that you would have been entitled to had your employment continued through the date on which bonuses for that Bonus Year are paid, based on actual financial results of the Company for the entire Bonus Year and individual performance by you during that part of the Bonus Year ending on the Termination Date (the “Full Year Pro Forma Bonus Amount”).  Any Pro Rata Bonus payable under will be equal to the Full Year Pro Forma Bonus Amount multiplied by a fraction, the numerator of which is the number of days between January 1 of the Bonus Year and the Termination Date and the denominator of which is 365.  The Company will pay any Pro Rata Annual Bonus that may be payable on the same date as other bonuses are paid with respect to the Bonus Year in which the Termination Date falls, but not later than March 15 of the immediately following year.

Presented by:

/s/ Luis Manuel Ramírez	October 1, 2012
Luis Manuel Ramirez	Date
President and CEO, Global Power Equipment Group

I accept the terms of this offer:

/s/ Penny Sherrod-Campanizzi	September 30, 2012
Penny Sherrod-Campanizzi — Signature	Date